Exhibit 99.1

FOR IMMEDIATE RELEASE

2400 Xenium Lane North, Plymouth, MN 55441 • (763) 551-5000 • www.christopherandbanks.com

FOR:	Christopher & Banks Corporation

COMPANY CONTACT:	Peter G. Michielutti
Senior Vice President
Chief Financial Officer
(763) 551-5000

INVESTOR RELATIONS CONTACT:	Investor Relations:
Jean Fontana
ICR, Inc.
(646) 277-1214

Christopher & Banks Announces Appointment of LuAnn Via as President and Chief Executive Officer and a Member of the Board of Directors

— 30 Year Plus Retail Veteran with Extensive Merchandise and Product Development Background —

MINNEAPOLIS — October 29, 2012 — Christopher & Banks Corporation (NYSE: CBK), a specialty women’s apparel retailer, today announced that it has completed the search, commenced in February 2012, for a successor to Chief Executive Officer Joel Waller.  The Company’s Board of Directors (“Board”) has elected LuAnn Via as the Company’s President and Chief Executive Officer and as a member of its Board effective upon her first day of employment, which is anticipated to be November 26, 2012.  As previously announced by the Company, Mr. Waller will continue in a consulting capacity through June 30, 2013, in order to ensure a smooth transition.

Paul Snyder, Chair of the Board of Directors and a member of the CEO search committee, indicated that, “LuAnn is an exceptional choice for this position and I am confident that she will provide excellent leadership for Christopher & Banks as we continue to execute on the turnaround strategy started by Joel Waller.  Ms. Via’s extensive merchandise and product development experience in multiple retail channels in addition to her strong executive and personal qualities were key factors in the Board’s decision to hire her.  She brings a unique combination of merchandise experience, customer focus, drive and a passion for retail that makes her an ideal CEO to lead the Company.”

Ms. Via said, “I am very excited to be joining Christopher & Banks and working with the management team and the entire organization to build upon the current strategy and return the Company to profitability.  I look forward to leveraging the Company’s brand strengths to deliver improved sales and earnings results for the Company’s shareholders.”

Mr. Snyder indicated on behalf of the Board, “We cannot thank Joel enough for his many contributions as President and Chief Executive Officer.  He stepped into a very difficult situation and swiftly moved the Company in the right direction.  We were very fortunate to have had his leadership during this critical time and we are pleased that Joel will continue with Christopher & Banks as a consultant through June 30, 2013.”

Mr. Waller said, “I want to thank the Board for the opportunity to serve as the Company’s President and Chief Executive Officer and am very pleased with the progress that the current management team and I were able to achieve thus far.  I look forward to working with LuAnn to ensure a smooth transition and the continuation of the Company’s current turnaround on its path to profitability.”

From July 2008 until earlier this month, Ms. Via served as President and Chief Executive Officer of Payless ShoeSource, Inc., a subsidiary of Collective Brands, Inc., which recently was acquired.  At Payless ShoeSource, Ms. Via was responsible for approximately $2.4 billion in annual revenues at 4,000 stores in 30 countries across four continents with more than 26,000 employees worldwide.  She also has specialty retail women’s experience, having served in several capacities at Charming Shoppes, Inc. from January 2006 to July 2008.  As a Group Divisional President, she had overall merchandising and operational responsibility for both the Lane Bryant and Cacique brands, generating over $1 billion in annual sales and operating more than 850 stores.  As President of Catherines Stores, Inc., a Charming Shoppes subsidiary, she was responsible for leading a $400 million retail operation with approximately 350 stores.  Ms. Via was at Sears Holding Company from 2003 to 2006 as a Vice President, General Merchandise Manager with responsibility for accessories, fine jewelry, intimate apparel and footwear.  From 1998 to 2003, she was Senior Vice President, General Merchandise Manager of Product Development at Saks, Inc. with responsibility for design, development, sourcing and sales for women’s accessories, intimate apparel and footwear.  She also has a variety of other executive, merchandising and product development experience, having previously worked at Federated Department Stores, The Shoebox/Shoe Gallery and Trade AM International, among others.  Ms. Via attended the University of Miami and is a member of the board of directors of Mela Sciences, Inc.

About Christopher & Banks

Christopher & Banks Corporation is a Minneapolis-based specialty retailer of women’s clothing.  As of October 29, 2012, the Company operates 640 stores in 44 states consisting of 388 Christopher & Banks stores, 172 stores in their women’s plus size clothing division CJ Banks, 55 dual stores and 25 outlet stores.  The Company also operates the www.ChristopherandBanks.com and www.CJBanks.com e-commerce websites.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements.  The forward-looking statements may use the words “expect”, “anticipate”, “plan”, “intend”, “project”, “believe” and similar expressions and include statements: (i) that the Company intends to build upon the current strategy to return the Company to profitability and leverage the Company’s brand strengths to deliver improved sales and earnings results for the Company’s shareholders.  Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, but are not limited to: (i) the inherent difficulty in forecasting consumer buying and retail traffic patterns which may be affected by factors beyond our control, such as a weakness in overall consumer demand; adverse weather, economic or political conditions; and shifts in consumer tastes or spending habits that result in reduced sales; (ii) lack of acceptance of the Company’s fashions, including its seasonal fashions; (iii) the ability of the Company’s infrastructure and systems to adequately support our operations; (iv) the effectiveness of the Company’s brand awareness, marketing programs and efforts to enhance the in-store experience; (v) the possibility that, because of poor customer response to our merchandise, management may determine it is necessary to sell merchandise at lower than expected margins or at a loss; (vi) the failure to successfully implement the Company’s strategic and tactical plans; (vii) general economic conditions could lead to a reduction in store traffic and in consumer spending on women’s apparel; (viii) fluctuations in the levels of the Company’s sales, expenses or earnings; and (ix) risks associated with the performance and operations of the Company’s Internet operations.

Readers are cautioned not to place undue reliance on these forward-looking statements which are based on current expectations and speak only as of the date of this release.  The Company does not assume any obligation to update or revise any forward-looking statement at any time for any reason.

Certain other factors that may cause actual results to differ from such forward-looking statements are included in the Company’s periodic reports filed with the Securities and Exchange Commission and available on the Company’s website under “Investor Relations” and you are urged to carefully consider all such factors.

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